UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 9, 2012

MMRGLOBAL, INC.
 (Exact Name of Registrant as Specified in Charter)

DELAWARE	000-51134	33-0892797
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4401 WILSHIRE BLVD., SUITE 200 LOS ANGELES, CA 90010
(Address of Principal Executive Offices) (Zip Code)

(310) 476-7002
 (Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

Robert Lorsch Employment Agreement Renewal

On December 31, 2011, the existing employment agreement of Mr. Robert H. Lorsch, President and Chief Executive Officer, dated January 27, 2009 (the "Lorsch Employment Agreement"), came up for renewal. It was decided by the Board that it was in the best interest of the Company to renew Mr. Lorsch's employment agreement for an additional three year term. Factors affecting this decision included the fact that he is the inventor of a number of patents in the Company's intellectual property portfolio, including the ones recently issued by the U.S. Patent Office for the Method and System for Providing Online Medical Records, the existence of recently announced pending transactions and certain other factors. The employment agreement called for annual bonus and stock option grants as determined by the Board in its sole discretion. In negotiating the renewal, it was pointed out that such bonuses and grants had never been issued under the employment agreement. Therefore, the Board approved an annual bonus of $150,000 for each of the last three years payable under the following conditions: (a) in the event of a change of control; or (b) any portion of the bonus could be paid in any quarter in which the Company would achieve profitability excluding non-cash expenses after payment of such portion of the bonus; or (c) any portion of the bonus amount may be used to convert options or warrants at $0.125 per share or above. With regard to the obligation to award options, the Board agreed to visit that obligation after the resolution of numerous pending transactions. Accordingly, on January 9, 2012, the Company, its subsidiary and Mr. Lorsch entered into an amendment to the Lorsch Employment Agreement (the "Renewal") with an effective date of January 1, 2012. The term of the Renewal expires on December 31, 2014, but may be extended automatically for successive additional one-year periods at the expiration of the then-current term unless written notice of non-extension is provided to Mr. Lorsch with at least 90 days prior notice to the expiration of such term. Mr. Lorsh's current annual base salary will remain unchanged under the Renewal with the understanding that, as in the past, portions of the payments could be deferred into future periods.

The above summary does not purport to be a complete description of the terms of the Renewal and is qualified in its entirety by reference to the Renewal, which the Company will file as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 2011.

Rafael Salazar Employment Agreement

During a meeting of the Compensation Committee held on December 28, 2011, as ratified by the Board of Directors on the same date, it was agreed that the salary for Mr. Ralph Salazar, Vice President, Telecommunications & Carrier Relations be increased to $130,000 per year with the understanding that, from time to time, it could be necessary to defer certain payments or benefits into future periods.. Mr. Salazar's current employment agreement, dated as of June 15, 2010 (the "Salazar Employment Agreement") was also extended for an additional two year term. Accordingly, on January 9, 2012, the Company, its subsidiary and Mr. Salazar entered into an amendment to the Salazar Employment Agreement (the "Salazar Renewal"). The term of the Renewal expires on December 31, 2013, but may be extended automatically for successive additional one-year periods at the expiration of the then-current term unless written notice of non-extension is provided to Mr. Salazar with at least 30 days prior notice to the expiration of such term. Mr. Salazar will be paid an annual base salary of $130,000, with annual base salary increases of not less than five percent (5%). The Salazar Renewal also provides certain severance benefits in the event that the Salazar Renwal is terminated by the Company without cause. In such event, Mr. Salazar's monthly salary shall continue to be paid for three (3) months (or in the event of a change of control, six months).

The above summary does not purport to be a complete description of the terms of the Salazar Renewal and is qualified in its entirety by reference to the Salazar Renewal, which the Company will file as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 2011.

Ingrid Safranek Employment Agreement

During a meeting of the Compensation Committee held on December 28, 2011, as ratified by the Board of Directors on the same date, it was agreed that it would be in the Company's best interest to extend the current employment agreement with Ingrid Safranek, Vice President and Chief Operating Officer, dated December 15, 2010 (the "Safranek Employment Agreement") for an additional two year term. The Safranek Employment Agreement called for annual bonus and option grants as determined by the Board in its sole discretion. In discussing the extension of the Safranek Employment Agreement, it was pointed out that such bonus and option grants had never been issued under the employment agreement. The Board agreed to visit that obligation after conclusion of the Company's pending transactions. In addition, it was agreed that the salary for Ms. Safranek be increased to $180,000 per year with the understanding that, from time to time, it could be necessary to defer certain payments or benefits into future periods. It was also agreed that Ms. Safranek be reimbursed for expenditures for life insurance on the Executive in the face amount of $2,000,000 (or such higher amount as may be agreed to by the Board of Directors of MMRGlobal, Inc.), provided that Executive shall assign not less than 50% of the face amount of any proceeds of such insurance to the Company while the Company is reimbursing for the premium. Accordingly, on January 9, 2012, the Company and its subsidiary and Ms. Safranek entered into an amendment to the Safranek Employment Agreement (the "Safranek Renewal") on the terms discussed above.

The above summary does not purport to be a complete description of the terms of the Safranek Renewal and is qualified in its entirety by reference to the Safranek Renewal, which the Company will file as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 2011.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MMRGLOBAL, INC.
January 13, 2012	By: /s/ Robert H. Lorsch Robert H. Lorsch Chief Executive Officer